Exhibit 99.2

Independent Auditors’ Report

To the Board of Directors and Shareholders

New Senior Investment Group Inc.

We have audited the accompanying Statement of Revenues and Certain Operating Expenses (the “Statement”) of The Hawthorn Portfolio (the “Portfolio”) for the year ended December 31, 2014.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the Statement in accordance with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the Statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the Statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statement. The procedures selected depend on the auditor’s judgment, including the assessment of risks of material misstatements of the Statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that our audit provides a reasonable basis for our opinion.

Opinion

In our opinion, the Statement referred to above presents fairly, in all material respects, the revenue and certain operating expenses described in Footnote 1 of the Portfolio for the year ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

Basis of Accounting

As described in Footnote 1 to the financial statement, the Statement has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Current Report on Form 8-K of New Senior Investment Group Inc., and are not intended to be a complete presentation of the Portfolio’s revenue and expenses. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois

February 9, 2015

The Hawthorn Portfolio

Statement of Revenues and Certain Operating Expenses

Year ended December 31, 2014
(in thousands)
Revenue:
Rent revenue	$56,600
Certain Operating Expenses:
Facility operating expenses	25,341
Property management fee	1,981
Real estate taxes	3,026

30,348

Revenue in excess of certain operating expenses	$26,252

See accompanying notes.

The Hawthorn Portfolio

Notes to Statement of Revenues and Certain Operating Expenses

Year ended December 31, 2014

1.	Nature of Operations and Summary of Significant Accounting Policies

Operations - The accompanying Statement of Revenues and Certain Operating Expenses (the “Statement”) include the operations of 17-property portfolio of private pay, independent living senior housing properties (the “Hawthorn Portfolio”). The Hawthorn Portfolio is 100% private pay and contains 2,082 units located across 10 states. On December 22, 2014, New Senior Investment Group Inc. (“New Senior”), entered into a definitive agreement to acquire the Hawthorn Portfolio from the affiliates of Hawthorn Retirement Group LLC (“Hawthorn”) for a purchase price of approximately $435.0 million. Historically, the Hawthorn Portfolio has been triple-net leased to operators, subsidiaries of Holiday Acquisition Holdings LLC (“Holiday”). Upon close of the acquisition, these leases will be terminated between Holiday and Hawthorn and New Senior will enter into property management agreements with Holiday to operate the Hawthorn Portfolio as managed properties.

Basis of Presentation - The accompanying Statement has been prepared in accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission. Accordingly, the Statement is not representative of the actual operations for the period presented as certain historical expenses that we expect may not be comparable to the expenses expected to be incurred in the future have been excluded. Excluded expenses consist of depreciation and amortization, operating lease expense and other costs not directly related to the future operations of the Hawthorn Portfolio.

Use of Estimates - The preparation of the Statement in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the period. Actual results could differ from these estimates and assumptions.

Revenue Recognition - Rent revenue is recorded as it becomes due as provided in the residents’ lease agreements. Residents’ agreements are generally for a term of 30 days with rent payments due monthly in advance.

Certain properties have residency agreements that require the resident to pay an upfront community fee prior to occupying the unit. These community fees are nonrefundable after a stated period (typically 90 days) and are recognized on a straight-line basis as part of rent revenue over an estimated three-year average stay of the residents in the Hawthorn Portfolio. Community fees recognized in rent revenue totaled $1.2 million for the year ended December 31, 2014.

Certain residency agreements provide for free rent or incentives for a stated period of time. Incentives are recognized on a straight-line basis as a reduction of rent revenue over an estimated three-year average stay of the residents in the Hawthorn Portfolio.

The Hawthorn Portfolio owns properties in four states that generate an aggregate of approximately 64% of revenues for the year ended December 31, 2014, and each generate more than 10% of the revenues. The percentage of revenues by state is summarized below:

California	20%
North Carolina	18%
Florida	15%
Washington	11%

2.	Property Management Fee

The Hawthorn Portfolio is currently operated by Holiday, which is majority-owned by private equity funds managed by an affiliate of Fortress Investment Group LLC. The Hawthorn Portfolio is charged a management fee equal to 3.5% of rent revenue covering employee and other overhead costs attributable to managing the Hawthorn Portfolio. New Senior expects Holiday to continue to operate the Hawthorn Portfolio under new property management agreements. The terms and management fee rates of the new property management agreements may be different from the existing property management agreement.

3.	Subsequent Events

The Hawthorn Portfolio evaluated subsequent events through February 9, 2015, the date the financial statements were available to be issued and determined that no events have occurred that would require additional disclosure.